UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 14, 2016

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (262) 293-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer.  The Board of Directors (the “Board”) of Actuant Corporation (the “Company”) appointed Rick Dillon, 45, as Executive Vice President and Chief Financial Officer, effective December 22, 2016 to succeed Andrew G. Lampereur.  Mr. Dillon will become an employee of the Company on December 5, 2016.

Mr. Dillon served as Executive Vice President and Chief Financial Officer of Century Aluminum Co. since 2014. Prior to that time, Mr. Dillon served as Vice President-Finance Global Surface Mining Group and Vice President-Controller and Chief Accounting Officer of Joy Global Inc. from 2009 to 2014. Prior to Joy Global, Mr. Dillon served as Vice President-Business Planning and Analysis and Vice President-Controller and Chief Accounting Officer at Newell Brands, and Vice President-Controller and Chief Accounting Officer at Briggs & Stratton Corporation.

The Company entered into an offer letter (the “Offer Letter”), with Mr. Dillon. The material terms of the Offer Letter are summarized below:

Base Salary and Bonus.  Mr. Dillon will receive an annual base salary of $450,000, subject to review annually, and will be eligible to participate in the Company’s annual bonus plan for fiscal 2017 on the same basis as the other members of the senior executive team.  For fiscal 2017, Mr. Dillon’s target bonus will be 70% of his base salary ($315,000). Mr. Dillon will also receive a $300,000 cash signing bonus.

Long-term Incentive Compensation.  On the first day of the open trading window in December 2016, Mr. Dillon will be granted non-qualified stock options valued at $200,000 and restricted stock units valued at $600,000 (collectively, the “Equity Award”). The options will have an exercise price equal to and the restricted stock units will be priced based on, the closing market price of the Company’s stock on the grant date. The Equity Award will be subject to the terms and conditions of the Actuant Corporation 2009 Omnibus Incentive Plan, as amended, and the specific award agreements. The restricted stock units will vest ratably over two years and the non-qualified stock options will vest 50% on the three-year anniversary of the grant date and the remaining 50% on the five-year anniversary of the grant date. In connection with the Company’s annual grant of equity awards, Mr. Dillon will be eligible for an equity award in January 2017 with an aggregate value of $550,000, which will consist of 35% restricted stock units, 35% non-qualified stock options and 30% performance shares.

Mr. Dillon will be entitled to participate in the Company’s Investment/Matching Restricted Stock Grant Program for senior executives of the Company (the “Program”). Under the Program, the Company will grant one share of restricted stock or one restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by Mr. Dillon during the open trading windows that start in December 2016, March 2017 and June 2017.  The maximum value of the stock that may be purchased and subject to the Program is limited to $500,000 (maximum value of Matching Shares is $250,000). The Matching Shares will cliff vest on the third anniversary of the grant date contingent on Mr. Dillon continuing to hold the purchased shares and remaining an employee with the Company; provided, however, that the Matching Shares will fully vest in the event of (a) a termination of Mr. Dillon’s employment without cause; or (b) Mr. Dillon’s death or total and permanent disability.

The Company will also enter into a Change in Control Agreement with Mr. Dillon.  The Change in Control Agreement is the same form of Change in Control Agreement as the Company’s other executive officers. The Change in Control Agreement provides that if the Company terminates Mr. Dillon’s employment within a period beginning six months prior to, and ending 24 months after a change in control, Mr. Dillon is entitled to receive a lump sum payment equal to two times his combined base salary and two times the amount of the highest annual bonus or annual incentive compensation earned by Mr. Dillon under any annual cash bonus or annual incentive compensation plan of the Company (for the avoidance of doubt, such amount shall not take into account any compensation earned under any long-term incentive plan of the Company) during the three complete fiscal years of the Company immediately preceding the termination of employment. In addition, Mr. Dillon would continue to receive benefits available to him at the time of termination for 24 months after termination or until such earlier date as he becomes employed by another employer and becomes eligible for similar benefits.

There are no arrangements or understandings between Mr. Dillon and any other persons pursuant to which he was selected as Executive Vice President and Chief Financial Officer.  There are also no family relationships between Mr. Dillon and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter and Change in Control Agreement is qualified in its entirety by reference to the full text of the Offer Letter and the Change in Control Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.  The Company will also enter into its standard form of indemnification agreement with Mr. Dillon, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

The Company entered into a Separation Agreement and Release with Mr. Lampereur dated November 17, 2016 (the “Separation Agreement”).  Mr. Lampereur will remain Executive Vice President and Chief Financial Officer through December 21, 2016 and an employee through January 31, 2017 (the “Separation Date”). Mr. Lampereur will provide consulting and transition support through January 31, 2018. In accordance with the Separation Agreement, Mr. Lampereur will receive (i) $490,000 (which is equal to his current annual base salary) in cash to be paid over a period of 12 months in accordance with the Company’s payroll practices; (ii) a transition completion bonus of $85,750; (iii) continued coverage under the group medical plans of the Company at active employee rates through January 31, 2018; (iv) vesting of outstanding stock options; and (v) vesting of outstanding restricted stock units. In addition, his outstanding stock options will be exercisable through their respective expiration dates.  Mr. Lampereur will also retain his performance share awards and will receive the shares, if any, earned under each outstanding performance share award held by him based on actual results during the performance period. The Separation Agreement includes a release, as well as non-compete, non-solicit, non-disparagement and confidentiality covenants.  The preceding summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement filed as Exhibit 10.4 to this Current Report on Form 8-K.

Board Retirements. The Company also announced today that Robert Arzbaecher and Thomas Fischer will not stand for re-election as directors and will retire from Actuant’s Board of Directors when their current term ends at the next annual shareholders’ meeting on January 17, 2017. Danny Cunningham, elected as a director in March 2016 and a recently retired partner and Chief Risk Officer of Deloitte and Touche, LLP, is expected to be appointed chairman of the audit committee upon Mr. Fischer’s retirement, subject to his re-election as a director at the upcoming annual shareholders meeting.

Item 8.01 Other Events.

The Company expects to record certain transition charges as well as non-cash stock compensation expense totaling approximately $8 million (pre-tax) in its first fiscal quarter ended November 30, 2016 which was not included in the Company’s previously announced guidance. The stock compensation expense is associated with accelerated vesting of previously issued equity awards for both Andrew Lampereur and Robert Arzbaecher.

On November 18, 2016, the Company issued a press release announcing the appointment of Mr. Dillon as Executive Vice President and Chief Financial Officer, the Board retirements and other items.  A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Offer Letter by and between Actuant Corporation and Rick Dillon

10.2	Form of Change in Control Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2012)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-K for the fiscal year ended August 31, 2002)

10.4	Separation Agreement and Release by and between Actuant Corporation and Andrew Lampereur

99.1	Press release dated November 18, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION
(Registrant)

Date: November 18, 2016	By: /s/ Randal Baker
Randal Baker
President and Chief Executive Officer